Exhibit 99.1

Patriot National Bancorp achieves record full year pre-tax income of $7.0 million- its strongest full year operating performance ever recorded

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Reports fourth quarter pre-tax income of $1.1 million and Net Income of $600 thousand; Declares Quarterly Dividend

STAMFORD, CT – February 2, 2018 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced quarterly pre-tax earnings of $1.1 million and quarterly net income of $600 thousand, or $0.15 per fully diluted share.

Full year pre-tax income in 2017 was $7.0 million, $3.9 million higher than the $3.1 million reported in 2016. For the year ended December 31, 2017, net income was $4.1 million, or $1.06 per diluted share, more than double the prior year results of $1.9 million, or $0.49 per fully diluted share.

CEO Michael Carrazza stated: “2017’s full year results represent a major earnings achievement for Patriot, and marks the strongest earnings year in Patriot’s history. This is further confirmation that the growth blueprint put in place is yielding successful, value enhancing results. We remain keenly focused on pursuing certain strategic initiatives that support growth and diversification of our banking franchise.”

Richard Muskus, Patriot’s President added, “We have a strong loan pipeline, a dedicated team of highly qualified lending and branch management professionals, and prudent underwriting standards. We will continue to add to our product lines and enhance service offerings to our customers. These are the primary areas of focus and will continue to add to our profitability and franchise value.”

The reported fourth quarter net income, which included $601 thousand of non-recurring special project costs, compares to net income of $1 million, $0.26 per fully diluted share, in the third quarter of 2017 and $1 million, $0.27 per share, for the same quarter a year ago.

With respect to income taxes, a net provision of $502 thousand was taken in the fourth quarter. This net tax provision was comprised of two significant and mostly offsetting adjustments. The provision increased by $2.81 million as a result of a reduction in value of the Company’s deferred tax asset due to the change in corporate tax rates to 21% enacted in December of 2017. At the same time, the income tax provision was reduced by $2.77 million, as a result of the recognition of deferred tax benefits due to a change in the classification of certain prior period tax losses that were previously deemed to have been subject to IRC Section 382 limitations.

As of December 31, 2017 shareholders’ equity was $66.7 million, an increase of $4.2 million from a year ago. The Company’s book value per share increased to $17.12 at December 31, 2017 as compared to $16.08 a year ago.

Patriot Bank’s deposits continued to rise and are up 20% year-over-year, with loan growth of 24% from the prior year fueling a strong growth in net interest income.   Net interest income climbed 19% from the fourth quarter of 2016 and is 16% higher in the full year period.

In addition to the announcement of quarterly earnings, Patriot also announced today the declaration of its third consecutive quarterly dividend of $0.01 per share which will be paid February 16, 2018.

The comparative results for the full year 2016 and 2017 include the impact of a troubled loan that was ultimately resolved. In the second quarter of 2016, the Bank recorded a significant loan loss provision, but aggressively worked towards a recovery, which was successfully accomplished in the first quarter of 2017. Excluding the impact of the loan loss provision, which primarily consisted of losses and recoveries related to this loan, net income for the year was 6% higher than in 2016.

During the year, total assets grew by $95 million (13%), to $852 million, up from $757 million. Loans totaled $720 million as of year-end 2017, up 1% from the $710 million reported at September 30, 2017, and up 24% from the $582 million reported at December 31, 2016.

Deposits increased during the quarter to $637 million and were up 20% year-over-year as compared with $529 million at the end of 2016. Deposit growth remains a key initiative to keep pace with Patriot’s overall growth prospects.

Net interest income was $7.0 million in the quarter, essentially unchanged from the third quarter of 2017 and up 19% from the corresponding 2016 period. Net interest income of $25.9 million in the year-to-date period was 16% higher than the $22.4 million in the year ending December 31, 2016. Net interest margin was 3.51% for the quarter and 3.58% for the 2017 year-to-date period, as compared to 3.65 % in the prior quarter and 3.78% in 2016.

The provision for loan losses in the quarter was $87 thousand, with overall credit quality remaining strong. The year-to-date credit in the provision of $857 thousand reflects the previously noted recovery. The provision for loan losses was $150 thousand in the fourth quarter of 2016 and $2.5 million for the year ended December 31, 2016.

Non-interest income was $432 thousand in the quarter, 12% higher than the prior quarter. Year-to-date non-interest income of $1.4 million was 7% lower than the prior year.

Non-interest expense increased $1 million over the prior quarter and year-to-date non-interest expenses increased $2.8 million over the same period in 2016. The quarter and full year expenses were impacted by non-recurring project costs of $601 thousand in the quarter ($640 thousand for the full year) associated with the pending Prime acquisition and an income tax related consulting project.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status. As of December 31, 2017, Tier 1 leverage ratio was 9.36%, Tier 1 risk based capital was 10.55% and total risk based capital was 11.41%.

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About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has full service branches in Connecticut and New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	December 31, 2017	September 30, 2017	December 31, 2016

Assets

Noninterest bearing deposits and cash	$3,607	$3,337	$2,596
Interest bearing deposits	45,634	25,075	89,693
Total cash and cash equivalents	49,241	28,412	92,289

Available-for-sale securities, at fair value	25,576	29,586	24,428
Other investments, at cost	4,450	4,450	4,450
Total investment securities	30,026	34,036	28,878

FRB & FHLB stock, at cost	8,391	8,813	7,718

Gross loans receivable	719,647	710,118	581,657
Allowance for loan losses	(6,297)	(6,222)	(4,675)
Net loans receivable	713,350	703,896	576,982

Accrued interest and dividends receivable	3,496	3,501	2,726
Premises and equipment, net	35,358	34,713	32,759
Other real estate owned	-	851	851
Deferred tax asset, net	10,397	10,686	12,632
Other assets	1,821	1,823	1,819
Total assets	$852,080	$826,731	$756,654

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$81,197	$76,875	$76,772
Interest bearing deposits	556,242	528,539	452,552
	637,439	605,414	529,324

Federal Home Loan Bank and correspondent bank borrowings	120,000	130,000	138,000
Senior notes, net	11,703	11,684	11,628
Junior subordinated debt owed to unconsolidated trust	8,086	8,085	8,079
Note Payable	1,580	1,627	1,769
Advances from borrowers for taxes and insurance	2,829	1,799	2,676
Accrued expenses and other liabilities	3,694	1,812	2,608
Total liabilities	785,331	760,421	694,084

Common stock	40	40	40
Additional paid-in capital	106,875	106,834	106,729
Accumulated deficit	(38,832)	(39,394)	(42,902)
Treasury stock, at cost	(1,179)	(1,179)	(1,177)
Accumulated other comprehensive (loss) gain	(155)	9	(120)
Total Shareholders' Equity	66,749	66,310	62,570

Total Liabilities and Shareholders' Equity	$852,080	$826,731	$756,654

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)	Three Months Ended			Twelve Months Ended
Dollars in thousands, except per share data	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Interest and dividend income
Interest and fees on loans	$8,550	$8,522	$6,579	$31,270	$24,391
Interest on investment securities	294	275	140	982	544
Dividends on investment securities	103	105	90	383	353
Other interest income	66	65	25	214	120
Total interest and dividend income	9,013	8,967	6,834	32,849	25,408

Interest expense
Interest on deposits	1,491	1,339	724	4,948	2,242
Interest on Federal Home Loan Bank borrowings	193	248	113	702	371
Interest on Note Payable - long term senior debt	229	229	25	915	25
Interest on subordinated debt	94	92	84	360	334
Interest on other borrowings	7	7	11	31	36
Total interest expense	2,014	1,915	957	6,956	3,008

Net interest income	6,999	7,052	5,877	25,893	22,400

Provision (credit) for loan losses	87	545	150	(857)	2,464

Net interest income after provision (credit) for loan losses	6,912	6,507	5,727	26,750	19,936

Non-interest income
Loan application, inspection and processing fees	12	25	28	73	180
Fees and service charges	146	149	149	590	600
Rental Income	97	117	103	399	414
Other income	177	95	88	382	362
Total non-interest income	432	386	368	1,444	1,556

Non-interest expense
Salaries and benefits	3,247	2,741	2,155	10,915	9,489
Occupancy and equipment expense	755	796	797	3,133	3,110
Data processing	353	340	125	1,139	939
Professional services and other outside services	438	410	565	2,050	1,747
Merger/tax initiative project expenses	601	39	-	640	-
Advertising and promotional expenses	56	81	53	322	394
Loan administration and processing expenses	18	22	24	63	54
Regulatory assessments	272	230	151	844	603
Insurance expense	52	66	54	233	222
Material and communications	94	97	88	381	402
Other operating expenses	356	400	402	1,452	1,395
Total non-interest expense	6,242	5,222	4,414	21,172	18,355

Income before income taxes	1,102	1,671	1,681	7,022	3,137
Expense for Income taxes	502	658	636	2,875	1,207
Net income	$600	$1,013	$1,045	$4,147	$1,930

Basic income per share	$0.15	$0.26	$0.27	$1.06	$0.49
Diluted income per share	$0.15	$0.26	$0.27	$1.06	$0.49

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except shares outstanding and per share data

	Quarter Ended
	December 31, 2017	September 30, 2017	December 31, 2016

Quarterly Performance Data:
Net Income	$600	$1,013	$1,045
Return on Average Assets	0.29%	0.49%	0.62%
Return on Average Equity	3.65%	6.05%	6.55%
Net Interest Margin	3.51%	3.65%	3.98%
Efficiency Ratio	84%	70%	71%
Qtr % increase loans	1%	5%	4%
Qtr % increase deposits	5%	8%	12%

Asset Quality:
Nonaccrual loans	$3,781	$2,051	$4,751
Other real estate owned	-	851	851
Total nonperforming assets	$3,781	$2,902	$5,602

Nonaccrual loans / loans	0.53%	0.29%	0.82%
Nonperforming assets / assets	0.44%	0.35%	0.74%
Allowance for loan losses	$6,297	$6,222	$4,675
Allowance for loan losses / loans	0.88%	0.88%	0.80%
Allowance / nonaccrual loans	166.5%	303.4%	98.4%
Gross loan charge-offs for the quarter	$17	$275	$2,935
Gross loan (recoveries) for the quarter	$(4)	$(8)	$(132)
Net loan charge-offs (recoveries) for the quarter	$13	$267	$2,803

Capital Data and Capital Ratios
Book value per share (1)	$17.12	$17.02	$16.08
Shares outstanding	3,899,675	3,895,720	3,891,897

Bank Capital Ratios:
Leverage Ratio	9.36%	9.57%	10.52%
Tier 1 Capital	10.55%	10.69%	11.18%
Total Risk Based Capital	11.41%	11.55%	11.93%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Net Income excluding Loan Loss Provision

The following table represents a reconciliation of the reported net income to the net income excluding loan loss provision for the three and twelve months ended December 31, 2017 and 2016, and the three months ended September 30, 2017. The table is reported in a format that is not in compliance with Generally Accepted Accounting Principles (non-GAAP) but is beneficial to the reader and provides enhanced comparability due to the loan loss and subsequent loan recovery associated with the troubled loan mentioned previously. Company management finds this measure useful when assessing the period to period change in core performance of the business.

	Quarter Ended			Year Ended December 31,
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
Net Income reported	$600	$1,013	$1,045	$4,147	$1,930
Tax Provision	$502	$658	$636	$2,875	$1,207
Loan Loss Provision	$87	$545	$150	$(857)	$2,464
Effective tax rate	45.55%	39.38%	37.83%	40.94%	38.48%

Pre-Tax Income Reported	$1,102	$1,671	$1,681	$7,022	$3,137
Pre-tax Income excluding loan loss provision	$1,189	$2,216	$1,831	$6,165	$5,601
Net Income excluding loan loss provision	$647	$1,343	$1,138	$3,641	$3,446

Contacts:

Patriot Bank, N.A.

900 Bedford Street

Stamford, CT 06901

www.BankPatriot.com

Richard Muskus

President

203-252-5939

Joseph Perillo

Chief Financial Officer

203-252-5954

Michael Carrazza

CEO and Chairman

203-251-8230